Exhibit 12.1

Knightscope, Inc.

1070 Terra Bella Avenue

Mountain View, CA 94043

September 29, 2023

To the Board of Directors:

We are acting as counsel to Knightscope, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to $10,000,000 in Public Safety Infrastructure Bonds (the “Bonds”).

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation, the bylaws, the form of Indenture between the Company, as obligor and UMB Bank, N.A., as trustee (the “Trustee”) filed as an exhibit to the offering statement (the “Indenture”), the form of Bond included as an exhibit to the Indenture, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

To the extent that the obligations of the Company under an Indenture may be dependent thereon, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that, when executed, the Indenture will have been duly authorized, executed and delivered by the Trustee and will constitute a legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and that the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Bonds being sold pursuant to the offering statement are duly authorized and will be, upon the due execution and delivery of the Indenture, and the due authentication and issuance of the Bonds as contemplated by the form of Indenture and in the manner described in the offering statement and upon payment and delivery of the Bonds as contemplated by the offering statement, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by general principles or equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting creditors’ rights and remedies.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the filing of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

2